[Letterhead of Sullivan & Cromwell LLP]

Exhibit 8.1

July 27, 2022

Haleon plc

1st Floor, Building 5, The Heights

Weybridge, Surrey, United Kingdom, KT13 0NY

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the filing, on the date hereof, of the Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on July 27, 2022 (as amended, the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Taxation—United States Federal Income Tax Considerations” in the Prospectus (the “Prospectus”), included in the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption “Taxation—United States Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP